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                                                                   EXHIBIT 10.41


                                  OFFER LETTER

December 27, 2002



Steven R. Springsteel
894 Ross Drive
Sunnyvale, CA 94089

Dear Steven,

Verity, Inc. ("Verity" or the "Company") is pleased to offer you the position of Sr. Vice President of Finance and Administration and Chief Financial Officer, on the following terms.

You will report to Gary J. Sbona, CEO and Chairman of the Board. You will work at our facility located at 892 Ross Drive, Sunnyvale, CA 94089. Your starting annual salary will be $320,000.00, less payroll deductions and all required withholdings. For fiscal year 2003, you will receive a guaranteed bonus of $64,000.00 less payroll deductions and all required withholdings, on or before June 30, 2003, assuming as a condition of this payment that you are an employee in good standing at that time. Beginning in fiscal year 2004, you will be eligible to participate in the Company's employee bonus program, which provides for an annual bonus of up to 20% of your gross earnings through fiscal year end which is May 31, in the Company's discretion, provided that the Company meets its objectives for revenues and net income and you are an employee in good standing at the time bonuses are paid. The Company may change your position, duties, work location and compensation from time to time as it deems necessary.

Subject to approval by the Company's Board of Directors (the "Board"), under the Company's Stock Option Plan (the "Plan"), you will receive two (2) non-statutory stock option grants. One option grant to purchase 150,000 shares will include a one-year vesting schedule, under which 50% of your shares will vest after six months of employment, with the remaining shares vesting at the rate of 8.33% per month thereafter. In addition you will receive an option grant of 200,000 shares with a two-year vesting schedule, under which 25% of your shares will vest after six months of employment, with the remaining shares vesting at the rate of 4.17% per month thereafter. All grants of the Company's Common Stock are at the fair market value of the Common Stock on the date of grant as determined by the Board. The Option grants will be subject to the terms and conditions of the Plan and your grant agreements will include Change of Control Provisions until either your Option is fully vested or your employment ends, whichever occurs first.

This offer is contingent upon acceptable reference checking and approval by the Board of Directors.

Verity also offers an outstanding benefits package including life, vision, medical and dental insurance coverage, a 401(k) tax deferred retirement plan, employee stock purchase plan, flexible benefits and Personal Time Off, (PTO). Details about these benefit plans will be provided after you commence employment. Additionally, depending on your hire date, Verity offers up to ten paid holidays per year. The Company may modify benefits from time to time as it deems necessary.

As a Verity employee, you will be expected to abide by Company rules and regulations, and sign and comply with the enclosed Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Verity's proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.
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As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments and you will not be eligible to receive overtime pay.

You may terminate your employment with Verity at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company has the right to terminate your employment with or without cause and without advance notice. In the event of a Change in Control, as defined in Attachment A, you may be entitled to benefits and salary outlined in same attachment. This at-will employment relationship cannot be changed except in writing signed by a Verity officer.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and cannot be changed except in a writing signed by a Verity officer. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Steven, we believe that employment with Verity will provide you with an excellent opportunity for professional growth, as well as offering you the excitement and rewards of working for a dynamic and growing company. We believe that the single most important factor in our success has been our people. We are hopeful that your skills and background can assist in Verity's continued success.

If you wish to accept employment at Verity under the terms described above, please sign and date this letter and the Proprietary Information and Inventions Agreement, and return the originals to me or Marianne Kilkenny by January 6, 2003 (keeping copies for your files). We look forward to your first day at Verity on January 13, 2003 as discussed previously.

Sincerely,

/s/ STEPHEN W. YOUNG
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Stephen W. Young
Chief Operating Officer

I agree to and accept this offer of employment with Verity, Inc. as of January 13, 2003 :
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   (START DATE)



/s/ STEVEN R. SPRINGSTEEL                        January 6, 2003
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Signature                                        Date








Enclosure:
Proprietary Information and Inventions Agreement
Benefit Summary
Attachment A


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